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                                                                EXHIBIT 5


                             ADVISORY AGREEMENT
                         AS AMENDED FEBRUARY 7, 1992

     AMENDED AGREEMENT made this 7th day of February 1992 between THOMPSON, UNGER & PLUMB FUNDS, INC., a Wisconsin corporation (the "Corporation"), and THOMPSON, UNGER & PLUMB, INC., a Wisconsin corporation (the "Adviser").

                            W I T N E S S E T H:

     WHEREAS, the Corporation is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Corporation is authorized to issue shares of its Common Stock, $.001 par value per share (the "Shares") in one or more series; and

     WHEREAS, the Corporation desires to retain the Adviser to render investment advisory and administrative services to the Fund and the Adviser is willing to render such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

     1. Appointment of Adviser. The Corporation hereby appoints the Adviser to act as investment adviser and to provide administrative services with respect to the Series of Shares described on Exhibit A hereto (individually, a "Series" and collectively, the "Fund") for the periods and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. Additional Series may be added to this Agreement by amendment to Exhibit A and without the necessity for reapproval of this Agreement by any Series already covered by this Agreement.

     2. Delivery of Documents. The Fund has delivered (or will deliver as soon as is possible) to the Adviser copies of each of the following documents:

          (a) Amended and Restated Articles of Incorporation of the Corporation as filed with the Secretary of State of Wisconsin and currently in effect (such Amended and Restated Articles of Incorporation, as presently in effect and as amended and/or restated from time to time, are herein called the "Articles");

          (b) By-Laws of the Corporation (such By-Laws, as presently in effect and as amended from time to time, are herein called the "By-Laws");


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          (c) Certified resolutions of the Board of Directors of the Corporation approving the terms of this Agreement;

          (d) Custodian Agreement With Bank between the Corporation and First Wisconsin Trust Company (such Agreement, as presently in effect and as amended and/or superseded from time to time, is herein called the "Custodian Agreement");

          (e) Shareholder Servicing Agent Agreement between the Corporation and First Wisconsin Trust Company (such Agreement, as presently in effect and as amended and/or superseded from time to time, is herein called the "Shareholder Servicing Agreement");

          (f) Accounting Services Agreement between the Corporation and the Adviser (such Agreement, as presently in effect and as amended and/or superseded from time to time, is herein called the "Accounting Services Agreement"),

          (g) Prospectus and Statement of Additional Information of the Fund (such Prospectus and Statement of Additional Information, as presently in effect and as amended, supplemented and/or superseded from time to time, are herein called the "Prospectus" and "Additional Statement", respectively);

          (h) Registration Statement of the Fund under the Securities Act of 1933, as amended (the "1933 Act") and the 1940 Act on Form N-1A as filed with the (the "Commission") on or about June 10, 1986, together with all amendments to the date hereof (such Registration Statement, as presently in effect and as amended from time to time, is herein called the "Registration Statement").

     The Fund agrees to promptly furnish the Adviser from time to time with copies of all amendments of or supplements to or otherwise current versions of any of the foregoing documents not heretofore furnished.

     3.   Duties of Adviser.

          (a) Subject to the general supervision of the Board of Directors of the Corporation, the Adviser shall manage the investment operations of the Fund and the composition of the Fund's assets, including the purchase, retention and disposition thereof. In this regard, the Adviser

               (i) shall provide supervision of the Fund's assets, furnish a continuous investment program for the Fund, determine from time to time what investments

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          or securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash;

               (ii) shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer who deals in the securities in which the Fund is active. In placing orders, the Adviser shall be entitled to rely upon the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended;

               (iii) may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as its other customers (including any other investment company or advisory account for which the Adviser acts as adviser), aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain a more favorable net price or execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

          (b) In addition, the Adviser shall, subject to the general supervision of the Board of Directors of the Corporation, provide for the administration of all other affairs of the Fund. In this regard, the Adviser

               (i) giving due recognition to the fact that certain of such operations are performed by others pursuant to the Custodian Agreement and the Shareholder Servicing Agreement (and the Accounting Services Agreement to the extent that a person other than the Adviser is serving as the Fund's accounting services agent), shall provide supervision of all aspects of the Fund's operations not referred to in paragraph 3(a) above;

               (ii) shall, to the extent not provided pursuant to the Custodian Agreement, the Shareholder Servicing Agreement or the Accounting Services Agreement, provide the Fund with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Fund;


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               (iii) shall, to the extent not provided pursuant to the Custodian
          Agreement, the Shareholder Servicing Agreement or the Accounting Services Agreement, arrange for (A) the preparation for the Fund of all required tax returns, (B) the preparation and submission of reports to existing Shareholders, and (C) the periodic updating of the Prospectus and Additional Statement and the preparation of reports filed with the Commission and other regulatory authorities;

               (iv) shall, to the extent not provided pursuant to the Custodian Agreement, the Shareholder Servicing Agreement or the Accounting Services Agreement, provide the Fund with adequate office space and all necessary office equipment and services including telephone service, heat, utilities, stationery supplies and similar items, in Madison, Wisconsin.

          (c) The Adviser, in the performance of its duties hereunder, shall act in conformity with the Articles, ByLaws, Prospectus, Additional Statement and Registration Statement and with the instructions and directions of the Board of Directors of the Corporation, and will comply with and conform to the requirements of the 1940 Act, the Investment Advisers Act of 1940 and all other applicable federal and state laws, regulations and rulings.

          (d) The Adviser shall render to the Board of Directors of the Corporation such periodic and special reports as the Board may reasonably request.

          (e) The services of the Adviser hereunder are not deemed exclusive and the Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

          (f) Subject to Section 36 of the 1940 Act, the Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except liability to the Fund or the Shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

     4.   Expenses.

          (a) During the term of this Agreement, the Adviser will pay all costs incurred by it in connection with the performance of its duties under paragraph 3 hereof, other


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     than the cost (including taxes and brokerage commissions, if any) of securities purchased for the Fund and the cost of the preparations, submissions, updatings and filings referred to in paragraph 3(b)(iii).

          (b) If, in any fiscal year, the sum of the expenses of a Series (including the fee payable pursuant to paragraph 5 hereof, but excluding taxes, interest, brokerage commissions relating to the purchase or sale of portfolio securities, and, where permitted, extraordinary expenses such as for litigation) exceeds the expense limitations applicable to the Series imposed by state securities administrators, as such limitations may be lowered or raised from time to time, the Adviser shall reimburse such Series in the amount of such excess to the extent required by such expense limitations.

          (c) In addition to the foregoing, the Adviser may from time to time at its option (but shall be under no obligation to) voluntarily assume or undertake to reimburse a Series for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Adviser. Any such voluntary assumption or undertaking may be discontinued or modified at any time by the Adviser.

     5. Compensation.

          (a) For the services provided and the expenses assumed by the Adviser pursuant to this Agreement, each Series will pay the Adviser, and the Adviser agrees to accept as full compensation for all services rendered by it hereunder, an annual management fee as shown on Exhibit A attached hereto.

          (b) The foregoing fee will be computed based on the value of net assets on each day and will be paid to the Adviser monthly.

     6. Books and Records. The Adviser shall maintain all of the Fund's records (other than those maintained pursuant to the Custodian Agreement, the Shareholder Servicing Agreement or the Accounting Services Agreement). The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by Rule 31a-1 of the Commission under the 1940 Act.

     7.   Indemnification.

          (a) The Fund hereby agrees to indemnify and hold harmless the Adviser, its directors, officers and employees

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     and each person, if any, who controls the Adviser (collectively, the
     "Indemnified Parties") against any and all losses, claims, damages or liabilities, joint or several, to which any such Indemnified Party may become subject under the 1933 Act, the Securities Exchange Act of 1934 (as amended), the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon

               (i) any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in (x) the Prospectus, Additional Statement or the Registration Statement, (y) any advertisement or sales literature authorized by the Fund for use in the offer and sale of the Shares, or
          (z) any application or other document filed in connection with the qualification of the Fund or its Shares under the Blue Sky or securities laws of any jurisdiction, except insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission either pertaining to a failure to disclose a breach of the Adviser's duties in connection with this Agreement or the Accounting Services Agreement or made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Adviser for use in connection with any document referred to in clauses (x), (y), or (z), or

               (ii) subject in each case to clause (i) above, the Adviser acting hereunder;

     and the Fund will reimburse each Indemnified Party for any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damages, liability or action; provided that any liability hereunder which relates to a particular Series shall be satisfied solely from the assets of that Series.

          (b) If the indemnification provided for in paragraph 7(a) is available in accordance with the terms of such paragraph but is for any reason held by a court to be unavailable from the Fund, then the Fund shall contribute to the aggregate amount paid or payable by the Fund and the Indemnified Parties as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect
     (i) the relative benefits received by the Fund and such Indemnified Parties in connection with the operations of the Fund,

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     (ii) the relative fault of the Fund and such Indemnified Parties, and (iii)
     any other relevant equitable considerations. The Fund and the Adviser agree that it would not be just and equitable if contribution pursuant to this subparagraph (b) were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above in this subparagraph (b). The aggregate amount paid or payable as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subparagraph (b) shall be deemed to include any legal or other expenses incurred by the Fund and the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          (c) It is understood, however, that nothing in this paragraph 7 shall protect any Indemnified Party against, or entitle any Indemnified Party to indemnification against or contribution with respect to, any liability to the Fund or its Shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties, under this Agreement, or otherwise to an extent or in a manner inconsistent with Section 17(i) of the 1940 Act.

     8. Duration and Termination. This Agreement originally became effective as to the Thompson, Unger & Plumb Balanced Fund on March 13, 1987. This Agreement shall become effective for the Thompson, Unger & Plumb Stock Fund and the Thompson, Unger & Plumb Bond Fund and for any additional Series initiated after the date of this Agreement, on the effective date of each such additional Series' Registration statement with the U.S. Securities and Exchange Commission, and shall, unless terminated as hereinafter provided, continue in effect for 18 months from effectiveness of this Agreement as to such series, and thereafter shall continue automatically for periods of one year so long as each such latter continuance is approved at least annually (a) by the vote of a majority of the Directors of the Corporation who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Corporation or by vote of a majority of the outstanding Shares of the Series (as defined with respect to voting securities in the 1940
Act); provided, however, that (y) the continuance of this Agreement until 18 months from the effectiveness of this Agreement as to such series is, in addition to the requirements set forth above, subject to the


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approval of this Agreement by a majority of the outstanding Shares (as so defined) of the additional Series on or before the first anniversary of the date of the effectiveness of the first Registration Statement including such Series, and (z) this Agreement may be terminated as to any Series at any time, without the payment of any penalty, by the Board of Directors of the Corporation or by vote of a majority of the outstanding Shares of the Series (as so defined) on 60 days' written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 60 days' written notice to the Corporation. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

     9. Name of the Fund. The Adviser agrees that the words "Thompson, Unger & Plumb" may be used in the name of the Corporation and any Series and that such name, any related logos and any service marks containing the words "Thompson, Unger & Plumb" may be used in connection with their business only for so long as this Agreement (including any continuance or amendment hereof) remains in effect and that such use shall be royalty free. At such time as this Agreement shall no longer be in effect, the Fund will (to the extent it lawfully can) cease such use. The Fund acknowledges that it has no rights to the name "Thompson, Unger & Plumb," such logos or service marks other than those granted in this paragraph and that the Adviser reserves to itself the right to grant the nonexclusive right to use the words "Thompson, Unger & Plumb," such logos or service marks to any other person, including, but not limited to, another investment company.

     10. Status of Adviser as Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors of the Corporation from time to time, have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

     11. Amendment of Aqreement. This Agreement may be amended by mutual consent, but the consent of any Series must be approved (a) by vote of a majority of those Directors of the Corporation who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding Shares of such Series (as defined with respect to voting securities in the 1940 Act).

     12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall


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be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Wisconsin and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, subject to paragraph 8 hereof. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. This Agreement supersedes any prior agreement between the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


  ATTEST:                               THOMPSON, UNGER & PLUMB FUNDS, INC.


  /s/ Thomas G. Plumb                   By /s/ Raymond F. Unger
  ----------------------------          -------------------------------
  Thomas G. Plumb, Secretary              Raymond F. Unger, President



  ATTEST:                               THOMPSON, UNGER & PLUMB, INC.


  /s/ Connie  M. Redman                 By /s/ John W. Thompson
  ----------------------------          -------------------------------
  Connie M. Redman, Secretary              John W. Thompson, President


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                        EXHIBIT A TO ADVISORY AGREEMENT
                  BETWEEN THOMPSON, UNGER & PLUMB FUNDS, INC.
                                      AND
                         THOMPSON, UNGER & PLUMB, INC.


1.    The Thompson, Unger & Plumb Growth Fund.

      The management fee of this Series, calculated in accordance with Paragraph 5 of the Advisory Agreement, shall be at the annual rate of 1.00% of the first $50 million of average daily net assets of the Series, and 0.90 of 1% of average daily net assets in excess of $50 million.

2.    The Thompson, Unger & Plumb Balanced Fund.

      The management fee for this Series, calculated in accordance with Paragraph 5 of the Advisory Agreement, shall be at the annual rate of
      0.85 of 1% of the first $50 million of average daily net assets of the Series, and 0.80 of 1% of average daily net assets in excess of $50 million.

3.    The Thompson, Unger & Plumb Bond Fund.

      The management fee for this Series, calculated in accordance with Paragraph 5 of the Advisory Agreement, shall be at the annual rate of
      0.65 of 1% of the first $50 million of average daily net assets of the Series, and 0.60 of 1% of average daily net assets in excess of $50 million.